Filed Pursuant to Rule 424(b)(3)

Registration No. 333-183685

ORAGENICS, INC.

9,437,834 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 5

DATED APRIL 8, 2013

(To Prospectus dated September 26, 2012 and Prospectus Supplement No. 1 dated October 25, 2012,

Prospectus Supplement No. 2 dated November 13, 2012, Prospectus Supplement No. 3 dated December 9, 2012 and

Prospectus Supplement No. 4 dated February 15, 2013)

This Prospectus Supplement No. 5 supplements that certain Prospectus dated September 26, 2012 as supplemented by Prospectus Supplement No. 1 dated October 25, 2012, Prospectus Supplement No. 2 dated November 13, 2012, Prospectus Supplement No. 3 dated December 19, 2012 and Prospectus Supplement No. 4 dated February 15, 2013 of Oragenics, Inc. (the “Company”) relating to the offer and sale from time to time by the selling stockholders named therein of up to 9,437,834 shares of our common stock (as amended and supplemented from time to time, the “Prospectus”). This Prospectus Supplement No. 5 is not complete without, and may not be delivered or used except in connection with, the original Prospectus, including all amendments and supplements thereto.

This Prospectus Supplement No. 5 includes the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on April 8, 2013 and updates, amends and supplements the information included or incorporated by reference in the Prospectus. This prospectus supplement should be read in conjunction with the prospectus dated September 26, 2012, and Supplement No. 1 dated October 25, 2012, Supplement No. 2 dated November 13, 2012, Prospectus Supplement No. 3 dated December 19, 2012 and Prospectus Supplement No. 4 dated February 15, 2013. If there is any inconsistency between the information in this Prospectus Supplement No. 5 and the Prospectus, you should rely on the information in this Prospectus Supplement No. 5.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision. Investing in our common stock involves a high degree of risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 5 (or the Prospectus, including any supplements or amendments thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is April 8, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: April 5, 2013

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.

On April 5, 2013, Oragenics, Inc. (the “Company”) was notified that the Company’s common stock has been approved for listing on the NYSE: MKT and is expected to start trading on the NYSE: MKT on Wednesday, April 10, 2013 under its ticker symbol OGEN. A copy of the press release reporting this listing is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated April 8, 2013

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 8th day of April, 2013.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan Chief Financial Officer

Exhibit 99.1

Oragenics Announces Approval of Common Stock Listing on NYSE MKT

TAMPA, Fla. (April 8, 2013)—Oragenics, Inc. (OTCBB: OGEN) (the “Company”) announced today that its common stock has been approved for listing on the NYSE Euronext’s NYSE MKT. Trading is expected to commence on the NYSE MKT on Wednesday, April 10, 2013 under the ticker symbol ‘OGEN’.

“We are pleased to begin trading on NYSE MKT,” said John N. Bonfiglio PhD, President and CEO of Oragenics. “This listing marks an important step in our Company’s development by giving us greater access to a broader investor base and by providing increased transparency and liquidity for the financial community.”

“We welcome Oragenics, Inc. to the NYSE MKT family of listed companies,” Scott Cutler, Executive Vice President, Global Listings at NYSE Euronext. “Oragenics will be joining other growth oriented companies in the U.S. taking advantage of the NYSE’s advanced and innovative market model to offer a premier value for listing and trading their stocks.”

The listing approval is contingent on the Company continuing to meet all of the initial listing requirements on the day it is scheduled to commence trading.

About Oragenics, Inc.

Oragenics, Inc. is focused on becoming the world leader in novel antibiotics against infectious disease and probiotics for oral health for humans and pets. Oragenics, Inc. has established an exclusive worldwide channel collaboration for lantibiotics, a novel class of broad spectrum antibiotics, with Intrexon Corporation Inc., a synthetic biology company. The collaboration will allow Oragenics access to Intrexon’s proprietary technologies with the idea of accelerating the development of much needed new antibiotics that will work against resistant strains of bacteria. Oragenics also develops, markets and sells proprietary probiotics specifically designed to enhance oral health for humans and pets, under the brand names Evora and ProBiora in over 13 countries worldwide.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to raise additional capital to sustain our operations beyond June 30, 2012 and those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

For more information about Oragenics, visit www.oragenics.com. Follow Oragenics on Facebook and Twitter.

For more information regarding Oragenics, contact:

Corporate Contact	Investor Contact

Michael Sullivan Chief Financial Officer Oragenics, Inc 4902 Eisenhower Blvd | Suite 125 Tampa, Fl 33634 Tel: 813-286-7900 ×246 Direct: 813-786-6431 msullivan@oragenics.com	Stephanie Carrington / Aaron Estrada The Ruth Group Tel: +1-646-536-7017/7028 scarrington@theruthgroup.com aestrada@theruthgroup.com